Exhibit 23.1
                                                                    ------------

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement, relating to the registration of an indeterminate amount of shares of preferred stock and common stock of Beacon Properties Corporation (the "Company") and debt securities of Beacon Properties, L.P. with an aggregate public offering price of up to $1 billion, on Form S-3 of our report dated January 17, 1996 (except for Note 19 for which the date is February 15, 1996), appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 on our audits of the consolidated financial position of the Company as of December 31, 1995 and 1994 and the consolidated results of its operations and its cash flows for the year ended December 31, 1995 and for the period May 26, 1994 to December 31, 1994, the combined results of operations and cash flows of The Beacon Group, predecessor to the Company, for the period January 1, 1994 to May 25, 1994 and for the year ended December 31, 1993, and the related financial statement schedules of the Company as of December 31, 1995.

We also consent to the incorporation by reference of our report dated February 14, 1996 on our audit of the statement of excess of revenues over specified operating expenses for Perimeter Center, Atlanta, Georgia for the year ended December 31, 1995, which report was filed with the Securities and Exchange Commission on the Form 8-K of the Company dated February 20, 1996.

We also consent to the incorporation by reference of our report dated April 19, 1996 on our audit of the statement of excess of revenues over specific operating expenses of Fairfax County Portfolio in Tysons Corner and Herndon, Virginia for the year ended December 31, 1995, of our report dated July 3, 1996 on our audit of the statement of excess of revenues over specific operating expenses of 1333 H Street in Washington, DC for the year ended December 31, 1995, of our report dated July 8, 1996 on our audit of the statement of excess of revenues over specific operating expenses of AT&T Plaza in Oak Brook, Illinois for the year ended December 10, 1995, and of our report dated July 8, 1996 on our audit of the statement of excess of revenues over specific operating expenses of Tri-State International in Lincolnshire, Illinois for the year ended December 31, 1995, which reports were filed with the Securities and Exchange Commission on the Form 8-K of the Company dated July 23, 1996.

We also consent to the incorporation by reference of our audit report dated September 27, 1996 on our audit of the statement of excess of revenues over specific operating expenses of the Rosslyn Acquisitions in Rosslyn, Virginia for the year ended December 31, 1995, of our report dated March 15, 1996 on our audit of the statement of excess of revenues over specific operating expenses of the New England Executive Park in Burlington, Massachusetts for the year ended December 31, 1995, and of our report dated October 29, 1996 on our audit of the statement of excess of revenues over specific operating expenses of 10960 Wilshire Boulevard in Westwood, California for the year ended December 31, 1995, which reports were filed with the Securities and Exchange Commission on the Form 8-K of the Company dated October 18, 1996.

We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

Boston, Massachusetts                               COOPERS & LYBRAND L.L.P.
February 13, 1997